UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 15, 2017

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.
On February 15, 2017, Time Warner Inc. ("Time Warner" or the "Company") held a Special Meeting of Stockholders (the "Special Meeting"). The Company filed its Definitive Proxy Statement for the proposals voted on at the Special Meeting with the Securities and Exchange Commission on January 9, 2017.

As of the close of business on January 3, 2017, the record date for the Special Meeting, there were 771,830,769 outstanding shares of Time Warner common stock.  617,729,292 shares of Time Warner's common stock were represented in person or by proxy at the Special Meeting and, therefore, a quorum was present. The number of shares voted for or against, as well as abstentions and broker non-votes, if applicable, with respect to each proposal presented at the Special Meeting is set forth below:

1. Proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2016, as it may be amended from time to time (the "Merger Agreement"), by and among Time Warner Inc., a Delaware corporation, AT&T Inc. ("AT&T"), a Delaware corporation, West Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AT&T, and West Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T.

For	Against	Abstentions	Broker Non-Votes
608,484,420	3,841,068	5,403,638	Not Applicable

The proposal was approved, having received "for" votes from holders of a majority of the outstanding shares of Time Warner common stock entitled to vote at the Special Meeting.

2. Proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Time Warner's named executive officers in connection with the transactions contemplated by the Merger Agreement and the agreements or understandings pursuant to which such compensation may be paid or become payable.

For	Against	Abstentions	Broker Non-Votes
377,049,472	209,072,454	31,606,604	Not Applicable

The proposal was approved, on an advisory basis, having received "for" votes from the holders of a majority of the votes duly cast at the Special Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.

By:    /s/  Howard M. Averill
Name:  Howard M. Averill
Title:    Executive Vice President and
             Chief Financial Officer

Date:    February  17, 2017